Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings
Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares iBoxx $ Investment Grade Corporate Bond ETF
(ISHINTOP)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Allocation Target Shares: Series C Portfolio
(BATSC)
BlackRock Investment Grade Bond Portfolio (BR-IG)
BlackRock Multi-Asset Income - Global IG Corporates (BR-
INC-IGD)
BlackRock World Income Fund, Inc. (BR-WI)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-19-2015

Security Type:
BND/CORP


Issuer
Comcast Corporation (2045)

Selling
Underwriter
Morgan Stanley & Co. LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Citigroup Global Markets Inc., Goldman,
Sachs & Co., Morgan Stanley & Co. LLC,
Deutsche Bank Securities Inc., SMBC Nikko
Securities America, Inc., UBS Securities
LLC, Barclays Capital Inc., BNP Paribas
Securities Corp., Credit Suisse Securities
(USA) LLC, J.P. Morgan Securities LLC,
Lloyds Securities Inc., Merrill Lynch,
Pierce, Fenner & Smith Incorporated,
Mizuho Securities USA Inc., RBC Capital
Markets, LLC, SunTrust Robinson Humphrey,
Inc., Wells Fargo Securities, LLC,
Santander Investment Securities Inc., U.S.
Bancorp Investments, Inc., DNB Markets,
Inc., PNC Capital Markets LLC, TD
Securities (USA) LLC, The Williams Capital
Group, L.P., Drexel Hamilton, LLC,
Lebenthal & Co., LLC, MFR Securities,
Inc., Mischler Financial Group, Inc.,
Samuel A. Ramirez & Company, Inc., Telsey
Advisory Group LLC

Transaction Details

Date of Purchase
05-19-2015


Purchase
Price/Share
(per share / %
of par)
$99.925

Total
Commission,
Spread or
Profit
0.750%


1.	Aggregate Principal Amount Purchased
(a+b)
$100,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$3,200,000

b. Other BlackRock Clients
$96,800,000

2.	Aggregate Principal Amount of
Offering
$1,700,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.05882


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
05-22-2015

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
05-22-2015

Global Syndicate Team Member














 Page 1 of 2